UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2015

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Bright Mountain Acquisition Corporation

(Exact name of registrant as specified in its charter)

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Florida	000-54887	27-2977890
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6400 Congress Avenue, Suite 2050, Boca Raton, Florida 33487

(Address of principal executive offices) (Zip Code)

561-998-2440

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On December 4, 2015 Bright Mountain, LLC, a wholly-owned subsidiary of Bright Mountain Acquisition Corporation, entered into a Website Asset Purchase Agreement with War Is Boring, Ltd. Co. and its principal David Axe pursuant to which we agreed to purchase the www.warisboring.com website and all content and rights associated with it for an aggregate purchase price of $250,000. The purchase price will be paid $100,000 at closing and the balance of $150,000 to be paid monthly in an amount equal to 30% of the net revenues from the website, when collected, with the total amount of the earn out to be paid by January 4, 2019. We expect to close this transaction in early January 2016.

Item 5.03

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Bright Mountain Acquisition Corporation has filed Articles of Amendment to its Amended and Restated Articles of Incorporation changing the company’s name to “Bright Mountain Media, Inc.” The name change will be effective on December 7, 2015. The amendment was approved by our Board of Directors and majority shareholders as described more fully in our Information Statement on Schedule 14C as filed with the Securities and Exchange Commission on October 26, 2015. Concurrent with the name change, the symbol for our common stock on the OTCQB Tier of the OTC Markets will be changed to “BMTM.” Our common stock will be quoted under our new name and new symbol on December 7, 2015. The name change did not result in a change in the CUSIP number for our common stock.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description

3.7	Articles of Amendment to the Amended and Restated Articles of Incorporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 4, 2015	Bright Mountain Acquisition Corporation

	By:	/s/ Annette Casacci
Annette Casacci, Chief Financial Officer

Exhibit Index

Exhibit No.	Description

3.7	Articles of Amendment to the Amended and Restated Articles of Incorporation.